UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 10, 2008

DATASCOPE CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-6516 (Commission File Number)	13-2529596 (IRS Employer Identification No.)

14 Philips Parkway Montvale, New Jersey (Address of principal executive offices)	07645-9998 (Zip Code)
(Registrant’s telephone number, including area code): (201) 391-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On March 10, 2008, Datascope Corp. (“Datascope”) entered into an Asset Purchase Agreement with Mindray Medical International Limited (“Mindray”), an exempted company with limited liability under the Companies Law of the Cayman Islands. Pursuant to the Asset Purchase Agreement, Datascope has agreed to sell all of the assets (excluding receivables), operations and certain liabilities of its Patient Monitoring business to Mindray. In addition, Datascope will also sell to Mindray a significant portion of its global technical services business. The total consideration payable to Datascope under the Asset Purchase Agreement is $202 million, subject to certain working capital adjustments, payable in cash upon the closing of the transaction. Datascope will retain approximately $38 million of receivables generated by the Patient Monitoring business. The Asset Purchase Agreement includes customary representations, warranties and covenants of Datascope and Mindray and is subject to customary closing conditions.
     At the closing, the parties also plan to enter into a trademark license agreement, pursuant to which Mindray shall be entitled to use Datascope’s trademarked name and logo for patient monitoring products and services until December 31, 2009 and a co-branded name for six years thereafter.
     After the closing, Datascope and Mindray will provide one another with transitional services and support to ensure the continuation of normal service and product availability as the Patient Monitoring business is separated from the remainder of Datascope and integrated into Mindray. In addition, Mindray will provide Datascope with transitional manufacturing services for a limited time after closing to ensure the continuation of normal availability of Cardiac Assist products to Datascope.
     Datascope and Mindray have each agreed not to compete in the other company’s business until the earlier to occur of the third anniversary of the closing and the first anniversary of a change in control of either Datascope or Mindray. In addition, Datascope and Mindray have each agreed not to solicit the other company’s employees for a period of two years after the closing.
     The transaction has been approved by the board of directors of each of Datascope and Mindray and does not require shareholder approval. The transaction is conditioned upon the receipt of certain regulatory approvals. The transaction is expected to close during the second calendar quarter of 2008.
     The foregoing description of the Asset Purchase Agreement is qualified in its entirety by reference to the agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

     (c) Exhibits:

Exhibit 10.1	Asset Purchase Agreement dated March 10, 2008 by and between Datascope Corp. and Mindray Medical International Limited.

Exhibit 99.1	Press release announcing that Datascope has agreed to sell its Patient Monitoring business to Mindray.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

DATASCOPE CORP. Registrant
/s/ Henry M. Scaramelli
Name:	Henry M. Scaramelli
Title:	Vice President, Finance and Chief Financial Officer
     Dated: March 12, 2008

EXHIBIT INDEX

Exhibit No.	Description

10.1	Asset Purchase Agreement dated March 10, 2008 by and between Datascope Corp. and Mindray Medical International Limited.

99.1	Press release announcing that Datascope has agreed to sell its Patient Monitoring business to Mindray.